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                                             THE ZENITH

                                             Zenith National Insurance Corp.
                                             21255 Califa Street
                                             Woodland Hills, CA 91367-5021
                                             Reply to: P.O. Box 9055
                                             Van Nuys, CA 91409-9055
PRESS RELEASE                                Telephone 818/713-1000
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     BUSINESS & FINANCIAL EDITORS            FREDRICKA TAUBITZ
                                             Executive Vice President
     FOR IMMEDIATE RELEASE                   & Chief Financial Officer


     WOODLAND HILLS, CA, September 20, 1995....Zenith National Insurance Corp.
     (ZNT) announced that it signed a definitive agreement to sell CalFarm Life Insurance Company to Anchor National Life Insurance Company, a wholly-owned subsidiary of SunAmerica Inc., for approximately $120 million in cash.

     Consummation of the agreement, which is subject to customary regulatory approvals, is expected to be completed by year-end 1995. Zenith expects to report a book loss, after tax, approximating $19 million, from discontinuing these operations during the third quarter. The actual amount of such loss will be impacted by closing and certain other transaction adjustments.

     Sacramento-based CalFarm Life Insurance Company provides fixed annuities to both qualified and non-qualified markets, life insurance, and group health insurance products. Under today's agreement, CalFarm's group health business will be retained by Zenith.

     Stanley R. Zax, Zenith's Chairman and President, said "the decision to sell CalFarm Life, a quality, niche company, will allow Zenith to focus on the geographic expansion of its successful core business, workers' compensation, and its recently announced strategic alliance with U.S. Healthcare and UNUM Life Insurance Company of America to deliver innovative new products that fully integrate 24-Hour managed health care, workers' compensation and disability coverages."

     Mr. Zax also added "Zenith will repay outstanding bank debt and continue its previously announced common stock repurchase program."